Delaware
The first State

I,   JEFFREY W.   BULLOCK,   SECRETARY OF STATE OF THE STATE OF DELAWARE,   DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF  "AIR INDUSTRIES GROUP, INC.",   FILED IN THIS OFFICE ON THE TWENTIETH DAY OF SEPTEMBER, A.D. 2010,  AT 1:33 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF DESIGNATION IS THE THIRTIETH DAY OF SEPTEMBER,  A.D. 2010.

CERTIFICATE OF AMENDMENT
OF
  CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc., a corporation organized and existing under the laws of the State of Delaware (herein referred to as the "Corporation"), in accordance with the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, does hereby certify:

A resolution providing for an amendment to the Certificate of Designation of the Series B Convertible Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation, and approved by holders of a majority of the outstanding shares of Series B Convertible Preferred Stock at a special meeting of the stockholders of the Corporation duly called and held, which resolution provides as follows:

RESOLVED, that the Certificate of Designation creating the Series B Convertible Preferred Stock of the Corporation, filed with the Delaware Secretary of State on April 11, 2007, as amended on October 21, 2009, be further amended by adding a new Section 5A after Section 5(c) to read as follows:

"5A. Automatic Conversion.

(a)     The outstanding shares of Series B Preferred Stock shall be converted into 3,400,000 shares of common stock ("New Common Shares") automatically and without any action on the part of the holders thereof (the "Automatic Conversion") upon the filing with the Office of the Secretary of State of a certificate of amendment to the certificate of incorporation of the Corporation effecting a one-for-four hundred (l-for-400) reverse stock split of the outstanding shares of the Common Stock (the "Effective Time"). The number of New Common Shares which each holder of Series B Preferred Stock shall be entitled to receive upon Automatic Conversion of the shares owned by such holder shall be determined in based upon the relative percentage of the total outstanding shares of Series B Preferred Stock owned by such holder immediately prior to the Effective Time.

(b)     Upon such Automatic Conversion, the number of authorized shares of Preferred Stock shall be automatically reduced by the number of shares of Preferred Stock that had been designated as Series B Preferred Stock, and all references to the Series B Preferred Stock shall be deleted herefrom and shall be of no further force or effect.

Any notice with respect to the Automatic Conversion shall be sent by first class or registered mail, postage prepaid, to each record holder of Series B Preferred Stock at such holder's address last shown on the records of the transfer agent for the Series B Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). Upon receipt of any such notice, each holder of shares of Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of New Common Shares to which such holder is entitled based upon such holder's relative percentage ownership of all outstanding shares of Series B Preferred Stock immediately prior to the Effective Time. Following the Effective Time, all outstanding shares of Series B Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the Effective Time and the surrender of the certificate or certificates for Series B Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his, her or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Series B Preferred Stock required to be surrendered for conversion in accordance with the provisions of this Section 5A shall, from and after the Effective Time, be deemed to have been retired and cancelled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the number of authorized shares of Series B Preferred Stock accordingly."

This Certificate of Amendment shall become effective on September 30, 2010, assuming on or prior to that date it has been filed in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designation to be executed by its duly authorized officer this 20th day of September, 2010.
AIR INDUSTRIES GROUP, INC. By: /s/ PeterD. Rettaliata Peter D. Rettaliata President and Chief Executive Officer